Exhibit 99.1

CALIFORNIA BANCORP REPORTS NET INCOME OF

$16.9 MILLION FOR THE FIRST QUARTER OF 2025

San Diego, Calif., April 24, 2025 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the first quarter of 2025.

The Company reported net income of $16.9 million, or $0.52 per diluted share, for the first quarter of 2025, compared to $16.8 million, or $0.51 per diluted share for the fourth quarter of 2024, and net income of $4.9 million, or $0.26 per diluted share for the first quarter of 2024.

“I’m pleased to report our strong first quarter earnings of $16.9 million, the second strong quarter of combined financial results since the close of our merger last July,” said David Rainer, Executive Chairman of the Company and Bank. “We continue to execute on our strategy of derisking the consolidated balance sheet through decreasing our exposure in the Sponsor Finance portfolio, and reducing our reliance on brokered deposits. We remain focused on building tangible book value, which increased to $12.29 per common share in the first quarter, up $0.58 from the prior quarter and $1.37 in the eight months since the merger closed.”

“We continue with our successful integration, as demonstrated by the strong performance achieved in our first two quarters of combined operations,” said Steven Shelton, CEO of the Company and Bank. “Markets have been volatile lately with the recent changes in tariff policies and given the fluid dynamics of the situation we are reaching out to our clients to assess the potential impact of these changing policies on their businesses. As always, we continue to focus on providing them the highest level of outstanding service, and on building shareholder value.”

First Quarter 2025 Highlights

●	Net income of $16.9 million or $0.52 diluted earnings per share for the first quarter.
●	Net interest margin of 4.65%, compared with 4.61% in the prior quarter; average total loan yield of 6.61% compared with 6.84% in the prior quarter.
●	Reversal of credit losses of $3.8 million for the first quarter, compared with $3.8 million for the prior quarter.
●	Return on average assets of 1.71%, compared with 1.60% in the prior quarter.
●	Return on average common equity of 13.18%, compared with 13.21% in the prior quarter.
●	Efficiency ratio (non-GAAP1) of 55.6% compared with 57.4% in the prior quarter; excluding merger related expenses the efficiency ratio was 55.6%, compared with 55.9% in the prior quarter.
●	Tangible book value per common share (non-GAAP1) of $12.29 at March 31, 2025, up $0.58 from $11.71 at December 31, 2024.
●	Total assets of $3.98 billion at March 31, 2025, compared with $4.03 billion at December 31, 2024.
●	Total loans, including loans held for sale of $3.07 billion at March 31, 2025, compared with $3.16 billion at December 31, 2024.
●	Nonperforming assets to total assets ratio of 0.68% at March 31, 2025, compared with 0.76% at December 31, 2024.
●	Allowance for credit losses (“ACL”) was 1.57% of total loans held for investment at March 31, 2025; allowance for loan losses (“ALL”) was 1.49% of total loans held for investment at March 31, 2025.
●	Total deposits of $3.34 billion at March 31, 2025, decreased $56.3 million or 1.7% compared with $3.40 billion at December 31, 2024.
●	Noninterest-bearing demand deposits of $1.29 billion at March 31, 2025, an increase of $35.7 million or 2.8% from December 31, 2024; noninterest bearing deposits represented 38.7% of total deposits, compared with $1.26 billion, or 37.0% of total deposits at December 31, 2024.
●	Total brokered deposits of $13.8 million, a decrease of $107.4 million from December 31, 2024.
●	Cost of deposits was 1.59%, compared with 1.87% in the prior quarter.
●	Cost of funds was 1.72%, compared with 1.99% in the prior quarter.
●	The Company’s preliminary capital ratios at March 31, 2025 exceed the minimums required to be “well-capitalized,” the highest regulatory capital category.

First Quarter Operating Results

Net Income

Net income for the first quarter of 2025 was $16.9 million, or $0.52 per diluted share, compared to $16.8 million, or $0.51 per diluted share in the fourth quarter of 2024. Pre-tax, pre-provision income (non-GAAP1) for the first quarter was $19.9 million, an increase of $481 thousand from the prior quarter. Excluding the merger and related expenses, the adjusted pre-tax, pre-provision income (non-GAAP1) for the first quarter was $19.9 million, a decrease of $162 thousand from the prior quarter. The net income and diluted earnings per share increases were largely driven by the merger with predecessor California BanCorp (the “Merger”) and the operating results since the closing date of the Merger.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2025 was $42.3 million, compared with $44.5 million in the prior quarter. The decrease in net interest income was primarily due to a $5.7 million decrease in total interest and dividend income, partially offset by a $3.4 million decrease in total interest expense in the first quarter of 2025, as compared to the prior quarter. During the first quarter of 2025, loan interest income decreased by $4.1 million, including a decrease of $421 thousand of accretion income from the net purchase accounting discounts on acquired loans, total debt securities income decreased $174 thousand, and interest and dividend income from other financial institutions decreased $1.5 million. The decrease in interest income was mainly due to decreases in average loan balances and average deposits in other financial institutions. Average total interest-earning assets decreased $160.8 million in the first quarter of 2025, the result of a $75.2 million decrease in average total loans, a $8.5 million decrease in average total debt securities, a $105.5 million decrease in average deposits in other financial institutions, partially offset by a $27.1 million increase in average Fed funds sold/resale agreements and a $1.3 million increase in average restricted stock investments and other bank stock. The decrease in interest expense for the first quarter of 2025 was primarily due to a $3.4 million decrease in interest expense on interest-bearing deposits, the result of a $151.1 million decrease in average interest-bearing deposits and a 39 basis point decrease in average interest-bearing deposit costs in the first quarter of 2025.

Net interest margin for the first quarter of 2025 was 4.65%, compared with 4.61% in the prior quarter. The increase was primarily related to a 27 basis point decrease in the cost of funds, partially offset by a 22 basis point decrease in the total interest-earning assets yield. The yield on total average interest-earning assets in the first quarter of 2025 was 6.26%, compared with 6.48% in the prior quarter. The yield on average total loans in the first quarter of 2025 was 6.61%, a decrease of 23 basis points from 6.84% in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $5.7 million, increasing the yield on average total loans by 62 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $526 thousand, the combination of which increased the net interest margin by 57 basis points in the first quarter of 2025. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $6.1 million, increasing the yield on average total loans by 76 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $467 thousand, the combination of which increased the net interest margin by 58 basis points.

2

Cost of funds for the first quarter of 2025 was 1.72%, a decrease of 27 basis points from 1.99% in the prior quarter. The decrease was primarily driven by a 39 basis point decrease in the cost of average interest-bearing deposits, partially offset by an increase of 9 basis points in the cost of total borrowings, which was driven primarily by the amortization expense of $559 thousand from the purchase accounting discounts on acquired subordinated debt which increased the cost on total borrowings by 7 basis points. Average noninterest-bearing demand deposits decreased $27.7 million to $1.26 billion and represented 37.4% of total average deposits for the first quarter of 2025, compared with $1.28 billion and 36.3%, respectively, in the prior quarter; average interest-bearing deposits decreased $151.1 million to $2.10 billion during the first quarter of 2025. The total cost of deposits in the first quarter of 2025 was 1.59%, a decrease of 28 basis points from 1.87% in the prior quarter. The cost of total interest-bearing deposits decreased primarily due to the Company’s deposit repricing strategy and the ongoing pay off of high cost brokered deposits in the first quarter of 2025.

Average total borrowings increased $607 thousand to $70.0 million in the first quarter of 2025, primarily due to the amortization related to the purchase accounting discounts on acquired subordinated debt. The average cost of total borrowings was 8.06% for the first quarter of 2025, up from 7.97% in the prior quarter.

Reversal of Credit Losses

The Company recorded a reversal of credit losses of $3.8 million in both the first quarter of 2025 and the prior quarter. Total net charge-offs were $1.5 million in the first quarter of 2025, which included $273 thousand from an acquired consumer solar loan portfolio, $1.2 million from commercial and industrial dental loans acquired from the Merger and $1.7 million from a purchase credit deteriorated (“PCD”) commercial real-estate loan, partially offset by a $1.6 million recovery from a PCD commercial and industrial loan. The reversal of credit losses in the first quarter of 2025 included a $618 thousand reversal of credit losses for unfunded loan commitments related to the decrease in unfunded loan commitments during the first quarter of 2025, coupled with lower loss rates used to estimate the allowance for credit losses on unfunded commitments. Total unfunded loan commitments decreased $33.2 million to $892.1 million at March 31, 2025, compared to $925.3 million in unfunded loan commitments at December 31, 2024.

The reversal of credit losses for loans held for investment in the first quarter of 2025 was $3.2 million, an increase of $291 thousand from a reversal of credit losses of $2.9 million in the prior quarter. The increase was driven primarily by changes in the composition of the loans held for investment portfolio, coupled with changes in qualitative factors and the reasonable and supportable forecast, primarily related to the economic outlook for California. The Company’s management continues to monitor macroeconomic variables related to changes in interest rates and the concerns of an economic downturn, and believes it has appropriately provisioned for the current environment.

Noninterest Income

The Company recorded noninterest income of $2.6 million in the first quarter of 2025, an increase of $1.6 million compared to $1.0 million in the fourth quarter of 2024. The Company reported a gain on sale of loans of $577 thousand from SBA 7A loan sales, in the first quarter of 2025, compared to a loss on sale of loans of $1.1 million related to the sale of certain Sponsor Finance loans in the prior quarter. Service charges and fees on deposit accounts of $1.2 million in the first quarter of 2025 increased $275 thousand from the prior quarter, related to the one-time waiver of analysis charges for certain deposit accounts in light of the core system conversion in the prior quarter. Bank owned life insurance income of $463 thousand in the first quarter of 2025 decreased $360 thousand from the prior quarter, primarily related to a $368 thousand death benefit income recorded in the prior quarter. No comparable death benefit income was recorded in the first quarter of 2025.

Noninterest Expense

Total noninterest expense for the first quarter of 2025 was $24.9 million, a decrease of $1.2 million from total noninterest expense of $26.1 million in the prior quarter, which was largely due to the decrease in merger related expenses.

Salaries and employee benefits decreased $210 thousand during the quarter to $15.9 million. The decrease in salaries and employee benefits was primarily related to the decrease in average headcount. There were no merger related expenses in the first quarter of 2025, compared to $643 thousand in the prior quarter. Regulatory assessments of $722 thousand increased $286 thousand due to an increase in the FDIC assessment rates. Other real estate owned expense of $68 thousand in the first quarter of 2025 decreased by $152 thousand, due primarily to lower receivership expenses and property tax. Other expenses of $2.0 million in the first quarter of 2025 decreased by $175 thousand, due primarily to lower loan related expenses, customer service related expenses, travel expenses and insurance expenses.

Efficiency ratio (non-GAAP1) for the first quarter of 2025 was 55.6%, compared to 57.4% in the prior quarter. Excluding the merger and related expenses of zero and $643 thousand, the efficiency ratio (non-GAAP1) for the first quarter of 2025 and fourth quarter of 2024 would have been 55.6% and 55.9%, respectively.

3

Income Tax

In the first quarter of 2025, the Company’s income tax expense was $6.8 million, compared with $6.5 million in the fourth quarter of 2024. The effective rate was 28.8% for the first quarter of 2025 and 27.9% for the fourth quarter of 2024. The increase in the effective tax rate for the first quarter of 2025 was primarily attributable to the impact of the non-tax deductible portion of the merger expenses and the vesting and exercise of equity awards combined with changes in the Company’s stock price over time, partially offset by the impact of the tax on the excess executive compensation.

Balance Sheet

Assets

Total assets at March 31, 2025 were $3.98 billion, a decrease of $48.6 million or 1.2% from December 31, 2024. The decrease in total assets from the prior quarter was primarily related to a decrease in loans, including loans held for sale, of $82.9 million, partially offset by an increase in cash and cash equivalents of $51.1 million as compared to the prior quarter. The decrease in assets primarily relates to the decreases in wholesale funding sources and loan sales and payoffs.

Loans

Total loans held for investment were $3.07 billion at March 31, 2025, a decrease of $70.4 million, compared to December 31, 2024. During the first quarter of 2025, there were new originations of $69.4 million, offset by net paydowns of $21.5 million, loan sales and payoffs of $115.1 million, and the partial charge-offs of loans in the amount of $3.2 million. Total loans secured by real estate decreased by $30.7 million, of which construction and land development loans decreased by $5.9 million, commercial real estate and other loans decreased by $11.8 million, 1-4 family residential loans decreased by $7.0 million and multifamily loans decreased by $6.1 million. Commercial and industrial loans decreased by $38.5 million, and consumer loans decreased by $1.2 million. The Company had $4.6 million in loans held for sale at March 31, 2025, compared to $17.2 million at December 31, 2024.

Deposits

Total deposits at March 31, 2025 were $3.34 billion, a decrease of $56.3 million from December 31, 2024. The decrease primarily consisted of $107.4 million of brokered time deposits, partially offset by a $35.7 million increase in noninterest-bearing demand deposits, $10.9 million in interest-bearing non-maturity deposits, and $4.5 million of non-brokered time deposits. Noninterest-bearing demand deposits at March 31, 2025, were $1.29 billion, or 38.7% of total deposits, compared with $1.26 billion, or 37.0% of total deposits at December 31, 2024. At March 31, 2025, total interest-bearing deposits were $2.05 billion, compared to $2.14 billion at December 31, 2024. At March 31, 2025, total brokered time deposits were $13.8 million, compared to $121.1 million at December 31, 2024. The Company offers the Insured Cash Sweep (ICS) product, Certificate of Deposit Account Registry Service (CDARS), and Reich & Tang Deposit Solutions (R&T) network, all ~~o~~f which provide reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. At March 31, 2025, total reciprocal deposits were $763.6 million, or 22.8% of total deposits at March 31, 2025, compared to $754.4 million, or 22.2% of total deposits at December 31, 2024.

Federal Home Loan Bank (“FHLB”) and Liquidity

At March 31, 2025 and December 31, 2024, the Company had no overnight FHLB borrowings. There were no outstanding Federal Reserve Discount Window borrowings at March 31, 2025 or December 31, 2024.

At March 31, 2025, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $687.8 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $353.0 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at March 31, 2025, with no outstanding borrowings. Total available borrowing capacity was $1.13 billion at March 31, 2025. Additionally, the Company had unpledged liquid securities at fair value of approximately $118.5 million and cash and cash equivalents of $439.2 million at March 31, 2025.

4

Asset Quality

Total non-performing assets decreased to $26.9 million, or 0.68% of total assets at March 31, 2025, compared with $30.6 million, or 0.76% of total assets at December 31, 2024. Total non-performing loans decreased to $22.8 million, or 0.74% of total loans held for investment at March 31, 2025, compared with $26.5 million, or 0.85% of total loans held for investment at December 31, 2024.

There were four loans totaling $6.8 million downgraded to nonaccrual, partially offset by one 1-4 family residential loan of $2.9 million upgraded to accrual status and one commercial real estate loan of $7.2 million sold with an additional charge-off of $1.7 million during the first quarter of 2025. Non-performing assets in the first quarter of 2025 included OREO, net of valuation allowance, of $4.1 million related to a multifamily building, the same balance as the prior quarter.

Special mention loans increased by $5.1 million during the first quarter of 2025 to $74.4 million at March 31, 2025. The increase in the special mention loans was due mostly to $18.9 million in downgrades from Pass loans and $8.6 million in net advances, partially offset by $15.9 million in downgrades to substandard loans, $2.1 million upgrades to Pass loans, and $4.5 million in payoffs. Substandard loans decreased by $5.8 million during the first quarter of 2025 to $111.8 million at March 31, 2025. The decrease in the substandard loans was due primarily to a 1-4 family residential loan and a commercial real estate nonaccrual PCD loan totaling $11.6 million that were both sold, $16.0 million in paydowns and payoffs, and $1.2 million in net charge-offs, partially offset by $7.2 million in downgrades from Pass loans, and $15.9 million in downgrades from special mention loans.

The Company had $45 thousand in consumer solar loans that were over 90 days past due and still accruing interest at March 31, 2025, compared to $150 thousand in such delinquencies at December 31, 2024.

There were $5.1 million in loan delinquencies (30-89 days past due, excluding nonaccrual loans) at March 31, 2025, compared to $12.1 million in such loan delinquencies at December 31, 2024.

The allowance for credit losses, which is comprised of the allowance for loan losses (“ALL”) and reserve for unfunded loan commitments, totaled $48.3 million at March 31, 2025, compared to $53.6 million at December 31, 2024. The decrease in the allowance for credit losses included a $3.2 million and $618 thousand reversal of provision for credit losses for the loan portfolio and reserve for unfunded loan commitments, respectively, coupled with total net charge-offs of $1.5 million for the quarter ended March 31, 2025.

The ALL was $45.8 million, or 1.49% of total loans held for investment at March 31, 2025, compared with $50.5 million, or 1.61% at December 31, 2024.

Capital

Tangible book value per common share (non-GAAP1) at March 31, 2025, was $12.29, compared with $11.71 at December 31, 2024. In the first quarter of 2025, tangible book value was primarily impacted by net income of $16.9 million for the first quarter, stock-based compensation expense, coupled with a decrease in net of tax unrealized losses on available-for-sale debt securities. Other comprehensive losses related to unrealized losses, net of taxes, on available-for-sale debt securities decreased by $2.2 million to $4.4 million at March 31, 2025, from $6.6 million at December 31, 2024. The decrease in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including an increase in bond prices at the long end of the yield curve and the general interest rate environment. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at March 31, 2025, increased to 10.34% from 9.69% in the prior quarter, and unrealized losses, net of taxes, on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at March 31, 2025 decreased to 1.1% from 1.8% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at March 31, 2025.

5

ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.bankcbc.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, expectations regarding the adequacy of reserves for credit losses and statements about the benefits of the Merger, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to risks related to the Merger, including the risks that cost savings may be less than anticipated, and difficulties in retaining senior management, employees or customers, the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks, changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

6

California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$42,255	$44,541	$20,494
Reversal of credit losses	$(3,776)	$(3,835)	$(331)
Noninterest income	$2,566	$1,004	$1,413
Noninterest expense	$24,920	$26,125	$14,981
Income tax expense	$6,824	$6,483	$2,322
Net income	$16,853	$16,772	$4,935
Pre-tax pre-provision income (1)	$19,901	$19,420	$6,926
Adjusted pre-tax pre-provision income (1)	$19,901	$20,063	$7,475
Diluted earnings per share	$0.52	$0.51	$0.26
Shares outstanding at period end	32,402,140	32,265,935	18,527,178

PERFORMANCE RATIOS
Return on average assets	1.71%	1.60%	0.86%
Adjusted return on average assets (1)	1.71%	1.64%	0.95%
Return on average common equity	13.18%	13.21%	6.85%
Adjusted return on average common equity (1)	13.18%	13.57%	7.61%
Yield on total loans	6.61%	6.84%	6.02%
Yield on interest earning assets	6.26%	6.48%	5.79%
Cost of deposits	1.59%	1.87%	2.05%
Cost of funds	1.72%	1.99%	2.17%
Net interest margin	4.65%	4.61%	3.80%
Efficiency ratio (1)	55.60%	57.36%	68.38%
Adjusted efficiency ratio (1)	55.60%	55.95%	65.88%

As of
March 31, 2025	December 31, 2024
($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	10.34%	9.69%
Book value (BV) per common share	$16.40	$15.86
Tangible BV per common share (1)	$12.29	$11.71

ASSET QUALITY
Allowance for loan losses (ALL)	$45,839	$50,540
Reserve for unfunded loan commitments	$2,485	$3,103
Allowance for credit losses (ACL)	$48,324	$53,643
Allowance for loan losses to nonperforming loans	2.01	x	1.90	x
ALL to total loans held for investment	1.49%	1.61%
ACL to total loans held for investment	1.57%	1.71%
30-89 days past due, excluding nonaccrual loans	$5,103	$12,082
Over 90 days past due, excluding nonaccrual loans	$45	$150
Special mention loans	$74,421	$69,339
Special mention loans to total loans held for investment	2.43%	2.21%
Substandard loans	$111,786	$117,598
Substandard loans to total loans held for investment	3.64%	3.75%
Nonperforming loans	$22,825	$26,536
Nonperforming loans to total loans held for investment	0.74%	0.85%
Other real estate owned, net	$4,083	$4,083
Nonperforming assets	$26,908	$30,619
Nonperforming assets to total assets	0.68%	0.76%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$3,073,399	$3,156,345
Total assets	$3,983,090	$4,031,654
Deposits	$3,342,503	$3,398,760
Loans to deposits	91.9%	92.9%
Shareholders’ equity	$531,384	$511,836

(1) Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

7

	At or for the Three Months Ended
ALLOWANCE for CREDIT LOSSES	March 31, 2025	December 31, 2024	March 31, 2024
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$50,540	$53,552	$22,569
Reversal of credit losses	(3,158)	(2,867)	(314)
Charge-offs	(3,159)	(154)	(1)
Recoveries	1,616	9	—
Net charge-offs	(1,543)	(145)	(1)
Balance, end of period	$45,839	$50,540	$22,254
Reserve for unfunded loan commitments (1)
Balance, beginning of period	$3,103	$4,071	$933
Reversal of credit losses	(618)	(968)	(17)
Balance, end of period	2,485	3,103	916
Allowance for credit losses	$48,324	$53,643	$23,170

ALL to total loans held for investment	1.49%	1.61%	1.18%
ACL to total loans held for investment	1.57%	1.71%	1.23%
Net charge-offs to average total loans	(0.20)%	(0.02)%	0.00%

(1) Included in “Accrued interest and other liabilities” on the consolidated balance sheet.

8

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	March 31, 2025	December 31, 2024
	($ in thousands)
ASSETS
Cash and due from banks	$80,441	$60,471
Federal funds sold & interest-bearing balances	358,800	327,691
Total cash and cash equivalents	439,241	388,162

Debt securities available-for-sale, at fair value (amortized cost of $137,855, and $151,429 at March 31, 2025 and December 31, 2024)	131,593	142,001
Debt securities held-to-maturity, at cost (fair value of $47,329 and $47,823 at March 31, 2025 and December 31, 2024)	53,194	53,280
Loans held for sale	4,625	17,180
Loans held for investment:
Construction & land development	221,437	227,325
1-4 family residential	157,442	164,401
Multifamily	237,896	243,993
Other commercial real estate	1,755,962	1,767,727
Commercial & industrial	672,468	710,970
Other consumer	23,569	24,749
Total loans held for investment	3,068,774	3,139,165
Allowance for credit losses - loans	(45,839)	(50,540)
Total loans held for investment, net	3,022,935	3,088,625

Restricted stock at cost	30,845	30,829
Premises and equipment	13,154	13,595
Right of use asset	13,384	14,350
Other real estate owned, net	4,083	4,083
Goodwill	111,780	111,787
Intangible assets	21,323	22,271
Bank owned life insurance	66,867	66,636
Deferred taxes, net	36,473	43,127
Accrued interest and other assets	33,593	35,728
Total assets	$3,983,090	$4,031,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,292,689	$1,257,007
Interest-bearing NOW accounts	674,460	673,589
Money market and savings accounts	1,192,960	1,182,927
Time deposits	182,394	285,237
Total deposits	3,342,503	3,398,760

Borrowings	70,308	69,725
Operating lease liability	17,142	18,310
Accrued interest and other liabilities	21,753	33,023
Total liabilities	3,451,706	3,519,818

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,402,140 and 32,265,935 at March 31, 2025 and December 31, 2024	442,934	442,469
Retained earnings	92,861	76,008
Accumulated other comprehensive loss - net of taxes	(4,411)	(6,641)
Total shareholders’ equity	531,384	511,836
Total liabilities and shareholders’ equity	$3,983,090	$4,031,654

9

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$50,686	$54,791	$28,584
Interest on debt securities	1,524	1,698	1,213
Interest on tax-exempted debt securities	305	305	306
Interest and dividends from other institutions	4,310	5,764	1,161
Total interest and dividend income	56,825	62,558	31,264

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	11,116	12,447	6,770
Interest on time deposits	2,063	4,179	3,021
Interest on borrowings	1,391	1,391	979
Total interest expense	14,570	18,017	10,770
Net interest income	42,255	44,541	20,494
Reversal of credit losses (1)	(3,776)	(3,835)	(331)
Net interest income after reversal of credit losses	46,031	48,376	20,825

NONINTEREST INCOME
Service charges and fees on deposit accounts	1,186	911	525
Gain (loss) on sale of loans	577	(1,095)	415
Bank owned life insurance income	463	823	261
Servicing and related income on loans	142	157	73
Other charges and fees	199	208	139
Total noninterest income	2,566	1,004	1,413

NONINTEREST EXPENSE
Salaries and employee benefits	15,864	16,074	9,610
Occupancy and equipment expenses	2,152	2,314	1,452
Data processing	1,935	1,960	1,150
Legal, audit and professional	859	817	516
Regulatory assessments	722	436	387
Director and shareholder expenses	404	458	203
Merger and related expenses	—	643	549
Intangible assets amortization	948	1,060	65
Other real estate owned expense	68	220	88
Other expense	1,968	2,143	961
Total noninterest expense	24,920	26,125	14,981
Income before income taxes	23,677	23,255	7,257
Income tax expense	6,824	6,483	2,322
Net income	$16,853	$16,772	$4,935

Net income per share - basic	$0.52	$0.52	$0.27
Net income per share - diluted	$0.52	$0.51	$0.26
Weighted average common shares-diluted	32,698,227	32,698,714	18,801,716
Pre-tax, pre-provision income (2)	$19,901	$19,420	$6,926

(1) Included reversal of credit losses on unfunded loan commitments of $618 thousand, $968.0 thousand and $17 thousand for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

(2) Non-GAAP measure. See — GAAP to Non-GAAP reconciliation.

10

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,109,722	$50,686	6.61%	$3,184,918	$54,791	6.84%	$1,909,271	$28,584	6.02%
Taxable debt securities	139,481	1,524	4.43%	147,895	1,698	4.57%	126,803	1,213	3.85%
Tax-exempt debt securities (1)	53,522	305	2.93%	53,607	305	2.87%	53,842	306	2.89%
Deposits in other financial institutions	316,582	3,468	4.44%	422,032	5,123	4.83%	54,056	716	5.33%
Fed funds sold/resale agreements	30,413	335	4.47%	3,353	38	4.51%	9,771	134	5.52%
Restricted stock investments and other bank stock	31,657	507	6.50%	30,341	603	7.91%	16,412	311	7.62%
Total interest-earning assets	3,681,377	56,825	6.26%	3,842,146	62,558	6.48%	2,170,155	31,264	5.79%
Total noninterest-earning assets	318,132			326,601			139,672
Total assets	$3,999,509			$4,168,747			$2,309,827

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$735,209	$3,366	1.86%	$704,017	$3,784	2.14%	$359,784	$2,045	2.29%
Money market and savings accounts	1,161,960	7,750	2.70%	1,192,692	8,663	2.89%	648,640	4,725	2.93%
Time deposits	207,519	2,063	4.03%	359,111	4,179	4.63%	255,474	3,021	4.76%
Total interest-bearing deposits	2,104,688	13,179	2.54%	2,255,820	16,626	2.93%	1,263,898	9,791	3.12%
Borrowings:
FHLB advances	—	—	—%	—	—	—%	50,593	708	5.63%
Subordinated debt	70,027	1,391	8.06%	69,420	1,391	7.97%	17,878	271	6.10%
Total borrowings	70,027	1,391	8.06%	69,420	1,391	7.97%	68,471	979	5.75%
Total interest-bearing liabilities	2,174,715	14,570	2.72%	2,325,240	18,017	3.08%	1,332,369	10,770	3.25%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,255,883			1,283,591			661,265
Other liabilities	50,368			55,007			26,430
Shareholders’ equity	518,543			504,909			289,763
Total Liabilities and Shareholders’ Equity	$3,999,509			$4,168,747			$2,309,827

Net interest spread			3.54%			3.40%			2.54%
Net interest income and margin		$42,255	4.65%		$44,541	4.61%		$20,494	3.80%
Cost of deposits	$3,360,571	$13,179	1.59%	$3,539,411	$16,626	1.87%	$1,925,163	$9,791	2.05%
Cost of funds	$3,430,598	$14,570	1.72%	$3,608,831	$18,017	1.99%	$1,993,634	$10,770	2.17%

(1) Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.

(2) Average noninterest-bearing deposits represent 37.37%, 36.27% and 34.35% of average total deposits for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

11

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income (loss), (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	($ in thousands)
Adjusted net income
Net income	$16,853	$16,772	$4,935
Add: After-tax merger and related expenses (1)	—	453	547
Adjusted net income (non-GAAP)	$16,853	$17,225	$5,482

Efficiency Ratio
Noninterest expense	$24,920	$26,125	$14,981
Deduct: Merger and related expenses	—	643	549
Adjusted noninterest expense	24,920	25,482	14,432

Net interest income	42,255	44,541	20,494
Noninterest income	2,566	1,004	1,413
Total net interest income and noninterest income	$44,821	$45,545	$21,907
Efficiency ratio (non-GAAP)	55.6%	57.4%	68.4%
Adjusted efficiency ratio (non-GAAP)	55.6%	55.9%	65.9%

Pre-tax pre-provision income
Net interest income	$42,255	$44,541	$20,494
Noninterest income	2,566	1,004	1,413
Total net interest income and noninterest income	44,821	45,545	21,907
Less: Noninterest expense	24,920	26,125	14,981
Pre-tax pre-provision income (non-GAAP)	19,901	19,420	6,926
Add: Merger and related expenses	—	643	549
Adjusted pre-tax pre-provision income (non-GAAP)	$19,901	$20,063	$7,475

(1) After-tax merger and related expenses are presented using a 29.56% tax rate.

12

Return on Average Assets, Equity, and Tangible Equity
Net income	$16,853	$16,772	$4,935
Adjusted net income (non-GAAP)	$16,853	$17,225	$5,482

Average assets	$3,999,509	$4,168,747	$2,309,827
Average shareholders’ equity	518,543	504,909	289,763
Less: Average intangible assets	133,567	135,064	38,964
Average tangible common equity (non-GAAP)	$384,976	$369,845	$250,799

Return on average assets	1.71%	1.60%	0.86%
Adjusted return on average assets (non-GAAP)	1.71%	1.64%	0.95%
Return on average equity	13.18%	13.21%	6.85%
Adjusted return on average equity (non-GAAP)	13.18%	13.57%	7.61%
Return on average tangible common equity (non-GAAP)	17.75%	18.04%	7.91%
Adjusted return on average tangible common equity (non-GAAP)	17.75%	18.53%	8.79%

	March 31, 2025	December 31, 2024
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$531,384	$511,836
Less: Intangible assets	133,103	134,058
Tangible common equity (non-GAAP)	$398,281	$377,778

Total assets	$3,983,090	$4,031,654
Less: Intangible assets	133,103	134,058
Tangible assets (non-GAAP)	$3,849,987	$3,897,596

Equity to asset ratio	13.34%	12.70%
Tangible common equity to tangible asset ratio (non-GAAP)	10.34%	9.69%
Book value per share	$16.40	$15.86
Tangible book value per share (non-GAAP)	$12.29	$11.71
Shares outstanding	32,402,140	32,265,935

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A.

kmccabe@bankcbc.com

818.637.7065

13